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      TRACK `N TRAIL ANNOUNCES IT WILL TRADE ON NASDAQ THE SMALL CAP MARKET

EL DORADO HILLS, Calif., March 30, 2000 -- Track `n Trail (NASDAQ: TKTL), a premier destination specialty retailer of branded casual, outdoor and adventure footwear announced that effective immediately, Track `n Trail securities will trade in under the Nasdaq small capitalization listing. Track `n Trail previously disclosed in its 10-Q that its stock may be delisted to the Nasdaq small cap market if the Company and its common stock did not meet certain quantitative maintenance criteria established for Nasdaq National Market securities.

Track `n Trail is one of the largest full-service specialty retailers in the United States, focusing on a broad range of branded casual, outdoor and adventure footwear. The Company currently operates 112 Track `n Trail stores and 44 Overland Trading stores in 35 states. The Track `n Trail and Overland Trading stores offer a wide range of rugged walking and fashion casual shoes, sandals and boots, featuring brands such as Timberland, Dr. Martens, Birkenstock, Teva, Vans, Airwalk, Clarks, Ecco and Rockport.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information presented, the matters discussed in this release are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially, including the dependency of the Company's expansion plans on securing suitable store sites, the ability to adjust to changing fashion patterns, the ability to gain significant operating margins and heightened inventory turns as a result of the Company's reorganization, and the seasonality of the Company's business. These and other factors related to the Company's business are described under "Risk Factors" in the Company's Annual Report on Form 10-K.
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